Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rimini Street, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-222104 and No. 333-233181) on Form S-8, (No. 333-223471) on Form S-8/S-3, and (No. 333-228320, No. 333-228322 and No. 333-232484) on Form S-3 of Rimini Street, Inc. of our report dated March 16, 2020, with respect to the consolidated balance sheets of Rimini Street, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income (loss), stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Rimini Street, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue due to the adoption of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

San Francisco, California
March 16, 2020